Exhibit 99.1

IonQ Announces Fourth Quarter and Full Year 2022 Financial Results and Provides Business Update

Full Year Results of $11.1 Million in Revenue and $24.5 Million in Bookings

Fourth Quarter Result of $3.8 Million in Revenue

Meeting and Exceeding Both Technical and Commercial Milestones

College Park, MD - IonQ (NYSE: IONQ), a leader in the quantum computing industry, today announced financial results for the quarter and full year ended December 31, 2022, and provided a business update.

“IonQ had a fantastic 2022. We continue to lead our industry as the most advanced and well-capitalized public pure play quantum computing company in the world, and by a wide margin,” said Peter Chapman, President and CEO of IonQ.

“We met our FY22 goal of #AQ 25 early, and our 29 #AQ goal for 2023 ensures that we will be working to further our technical lead in the industry. As we keep delivering against our technical roadmap, we expect our systems will continue to be the world’s most powerful, allowing our customers to solve their most complex problems.”

“While we have seen market conditions slow demand for certain technologies, even affecting some of our peers, IonQ shows no signs of slowing down,” noted Chapman. “Our financial outlook for the year predicts even faster growth than in 2022, as customers and prospects continue to show enthusiasm for and commitment to our industry-leading quantum computers and the quantum future as a whole.”

2022 Financial Highlights

•	IonQ beat the high end of full year 2022 revenue guidance, with $11.1 million in revenue.

•	IonQ recognized revenue of $3.8 million for the fourth quarter, compared to $1.6 million in the prior year period.

•	IonQ achieved bookings of $24.5 million for the full year 2022.

•	Cash, cash equivalents and investments were $537.8 million as of December 31, 2022.

•

IonQ’s diversified strategy and partnerships with several large, global banking institutions meant that the Company’s exposure to recent events in the banking sector was immaterial. IonQ believes that this approach will continue to serve the Company well in the future.

•

IonQ is confident in the state of its cash and other financial assets, and believes they provide the Company with sufficient reserves to get to profitability without needing to raise additional funds, based on the current roadmap.

•	Net loss was $18.6 million in the fourth quarter, compared to $74.1 million in the prior year period, and net loss was $48.5 million for the full year 2022 versus $106.2 million in 2021.

•

Adjusted EBITDA* for the fourth quarter was ($13.3) million, compared to ($8.0) million in the prior year period, and ($48.7) million for the full year 2022 versus ($28.4) million for 2021. Excluded from Adjusted EBITDA is, among other adjustments, a non-cash gain related to the change in the fair value of IonQ’s warrant liabilities of $1.8 million for the fourth quarter and $30.1 million for the full year 2022.

*	Adjusted EBITDA is a non-GAAP financial measure defined under “Non-GAAP Financial Measures,” and is reconciled to net loss, its closest comparable GAAP measure, at the end of this release.

2023 Financial Outlook

•	For the full year 2023, IonQ expects revenue to be between $18.4 million and $18.8 million, with between $3.6 million and $4.0 million for the first quarter.

•	IonQ anticipates full year 2023 bookings of between $38 million and $42 million.

•	IonQ anticipates an Adjusted EBITDA** loss of $80.5 million for the full year 2023 at the midpoint of the revenue outlook provided above.

**

Adjusted EBITDA is a non-GAAP financial measure defined under “Non-GAAP Financial Measures.” The Company cannot provide a reconciliation between its forecasted Adjusted EBITDA and net loss without unreasonable effort due to the unavailability of estimates for stock-based compensation and change in fair value of assumed warrant liabilities, as these items are not within the Company’s control, may vary greatly between periods and could significantly impact future financial results.

Commercial Highlights

•

Rima Alameddine joined IonQ as Chief Revenue Officer (CRO), and Wendy Thomas, the President and CEO of Secureworks, was appointed to the IonQ Board of Directors. Both Rima and Wendy bring a wealth of expertise and experience to the Company, and IonQ looks forward to the valuable contributions they will make toward the Company’s continued success.

•	IonQ announced the acquisition of Entangled Networks, a Toronto-based company focused on developing next generation networked quantum computer architectures and full-stack quantum compilers.

•

IonQ announced plans to build the country’s first dedicated quantum computing manufacturing facility in Bothell, WA, in an effort to achieve manufacturing scalability and meet the surging demand for its quantum computers.

Technical Highlights

•

IonQ achieved #AQ 25, its technical milestone for 2022, increasing the computational power of its Aria system by approximately 4x. Aria was already believed to be the most powerful quantum computer known, and is available to the public via cloud access on Microsoft’s Azure Quantum Cloud.

•

IonQ believes that quantum machine learning, or QML, will become one of the most practical and powerful applications of quantum computing in the years to come, given its ability to search through vast amounts of data and identify the best statistical fit. IonQ announced a number of QML updates, including:

•	In collaboration with Hyundai Motor Company, IonQ applied QML techniques to 3D object detection for autonomous vehicles to reduce modeling complexity by several orders of magnitude.

•

IonQ successfully designed and ran the first ever quantum circuits that can simulate human cognitive biases, paving the way for these models to potentially become a key component in the development of highly effective AI-enabled chatbots in the future.

•	In partnership with Hyundai Motor Company, IonQ successfully ran the largest correlated quantum chemistry simulation in history, using IonQ quantum computers.

•

In collaboration with Accenture and the Irish Centre for High-End Computing, IonQ created a scalable chemistry simulation platform that focuses on breaking down human-made carcinogens in the environment.

Fourth Quarter and Full Year 2022 Conference Call

IonQ will host a conference call today at 4:30 p.m. Eastern time to review the Company’s financial results for the fourth quarter and full year ended December 31, 2022 and to provide a business update. The call will be accessible by telephone at 877-270-2148 (domestic) or 412-902-6510 (international). The call will also be available live via webcast on the Company’s website here, or directly here. A telephone replay of the conference call will be available at 877-344-7529 or 412-317-0088 with access code 7197039 and will be available until 11:59 p.m. Eastern time, April 30, 2023. An archive of the webcast will also be available shortly after the call and will remain available for 90 days.

Non-GAAP Financial Measures

To supplement IonQ’s consolidated financial statements presented in accordance with GAAP, IonQ uses non-GAAP measures of certain components of financial performance. Adjusted EBITDA is a financial measure that is not required by or presented in accordance with GAAP. Management believes that this measure provides investors an additional meaningful method to evaluate certain aspects of the Company’s results period over period. Adjusted EBITDA is defined as net loss before interest income, net, interest expense, benefit from income taxes, depreciation and amortization expense, stock-based compensation, change in fair value of assumed warrant liabilities, offering cost associated with warrants, and other non-recurring non-operating income and expenses. IonQ uses Adjusted EBITDA to measure the operating performance of its business, excluding specifically identified items that it does not believe directly reflect its core operations and may not be indicative of recurring operations. The presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP, and IonQ’s non-GAAP measures may be different from non-GAAP measures used by other companies. For IonQ’s investors to be better able to compare the Company’s current results with those of previous periods, IonQ shows a reconciliation of GAAP to non-GAAP financial measures at the end of this release.

About IonQ

IonQ, Inc. is a leader in quantum computing, with a proven track record of innovation and deployment. IonQ’s current generation quantum computer, IonQ Forte, is the latest in a line of cutting-edge systems, including IonQ Aria, a system that boasts industry-leading 25 algorithmic qubits. Along with record performance, IonQ has defined what it believes is the best path forward to scale.

IonQ is the only company with its quantum systems available through the cloud on Amazon Braket, Microsoft Azure and Google Cloud, as well as through direct API access. IonQ was founded in 2015 by Christopher Monroe and Jungsang Kim based on 25 years of pioneering research. To learn more, visit www.ionq.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions are intended to identify forward-looking statements. These statements include those related to the Company’s ability to further develop and advance its quantum computers and achieve scale, including by continuing to improve its algorithmic qubits to 29, or at all; the sufficiency of the Company’s cash reserves and future profitability without the need to raise additional funds; the potential benefits of quantum computing and IonQ’s collaborations and partnerships; IonQ’s market opportunity, anticipated growth, and future financial performance, including management’s financial outlook for the first quarter and full year 2023; continued customer demand for IonQ’s products; contributions to IonQ’s business by new hires and members of the board; IonQ’s ability to open a quantum computing manufacturing facility; and the prospect of QML becoming one of the most practical and powerful applications of quantum computing in years to come. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: market adoption of quantum computing solutions and the Company’s products, services and solutions; the ability of the Company to protect its intellectual property; changes in the competitive industries in which the Company operates; changes in laws and regulations affecting the Company’s business; the Company’s ability to implement its business plans, forecasts and other expectations, and identify and realize additional partnerships and opportunities; and the risk of downturns in the market and the technology industry including, but not limited to, as a result of public health crises and/or increased inflationary pressures. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of IonQ’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and other documents filed by the Company from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.

IonQ, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2022	2021	2022	2021

Revenue	$3,807	$1,648	$11,131	$2,099
Costs and expenses:
Cost of revenue (excluding depreciation and amortization)	901	298	2,944	1,040
Research and development	13,696	4,917	43,978	20,228
Sales and marketing	2,414	849	8,385	3,233
General and administrative	9,065	5,416	35,966	13,737
Depreciation and amortization	1,356	1,005	5,604	2,548

Total operating costs and expenses	27,432	12,485	96,877	40,786

Loss from operations	(23,625)	(10,837)	(85,746)	(38,687)
Change in fair value of warrant liabilities	1,778	(63,332)	30,136	(63,332)
Interest income, net	3,167	64	7,093	64
Offering costs associated with warrants	—	—	—	(4,259)
Other income (expense), net	33	21	6	28

Loss before benefit for income taxes	(18,647)	(74,084)	(48,511)	(106,186)
Benefit for income taxes	—	—	—	—

Net loss	$(18,647)	$(74,084)	$(48,511)	$(106,186)

Net loss per share attributable to common stockholders—basic and diluted	$(0.09)	$(0.39)	$(0.25)	$(0.77)
Weighted average shares used in computing net loss per share attributable to common stockholders—basic and diluted	199,155,110	192,077,222	197,727,642	137,609,620

IonQ, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$44,367	$399,025
Short-term investments	311,430	123,443
Accounts receivable	3,292	707
Prepaid expenses and other current assets	12,539	6,442

Total current assets	371,628	529,617
Long-term investments	182,001	80,110
Property and equipment, net	26,014	18,870
Operating lease right-of-use assets	3,753	4,032
Intangible assets, net	8,944	5,841
Goodwill	742	—
Other noncurrent assets	4,910	3,558

Total Assets	$597,992	$642,028

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,055	$1,882
Accrued expenses	6,655	2,647
Current portion of operating lease liabilities	591	568
Unearned revenue	8,729	3,430
Current portion of stock option early exercise liabilities	1,130	1,164

Total current liabilities	20,160	9,691
Operating lease liabilities, net of current portion	3,459	3,643
Unearned revenue, net of current portion	1,201	1,533
Stock option early exercise liabilities, net of current portion	839	1,969
Warrant liabilities	3,819	33,962
Other noncurrent liabilities	303	—

Total liabilities	$29,781	$50,798
Stockholders’ Equity:
Common stock	20	19
Additional paid-in capital	769,848	737,150
Accumulated deficit	(194,302)	(145,791)
Accumulated other comprehensive loss	(7,355)	(148)

Total stockholders’ equity	568,211	591,230

Total Liabilities and Stockholders’ Equity	$597,992	$642,028

IonQ, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Year Ended
	December 31,

	2022	2021

Cash flows from operating activities:
Net loss	$(48,511)	$(106,186)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,604	2,548
Non-cash research and development arrangements	520	1,335
Amortization of customer warrant	—	528
Offering costs associated with warrants	—	4,259
Stock-based compensation	31,456	7,748
Change in fair value of warrant liabilities	(30,136)	63,332
Other, net	(1,136)	101
Changes in operating assets and liabilities:
Accounts receivable	(1,510)	(317)
Prepaid expenses and other current assets	(7,012)	(3,790)
Accounts payable	1,060	763
Accrued expenses	1,344	1,259
Unearned revenue	3,892	3,605
Other assets and liabilities	(269)	(1,722)

Net cash used in operating activities	(44,698)	(26,537)

Cash flows from investing activities:
Purchases of property and equipment	(9,336)	(7,783)
Capitalized software development costs	(2,179)	(1,621)
Intangible asset acquisition costs	(1,049)	(620)
Purchases of available-for-sale securities	(605,689)	(203,761)
Maturities and sales of available-for-sale securities	310,045	—
Business acquired	(848)	—

Net cash used in investing activities	(309,056)	(213,785)

Cash flows from financing activities:
Proceeds from stock options exercised	1,059	5,457
Tax withholding receipts related to vested and released restricted stock units	2,001	—
Tax withholding payments related to vested and released restricted stock units	(1,981)	—
Proceeds from public warrants exercised	17	26,070
Repurchase of early exercised stock options	—	(968)
Proceeds from merger and PIPE transaction, net of transaction costs	—	572,668

Net cash provided by financing activities	1,096	603,227

Net change in cash, cash equivalents and restricted cash	(352,658)	362,905
Cash, cash equivalents and restricted cash at the beginning of the period	399,025	36,120

Cash, cash equivalents and restricted cash at the end of the period	$46,367	$399,025

IonQ, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(unaudited)

(in thousands)

	Three Months Ended		Year Ended

	December 31,		December 31,

	2022	2021	2022	2021

Net loss	$(18,647)	$(74,084)	$(48,511)	$(106,186)
Interest income, net	(3,167)	(64)	(7,093)	(64)
Interest expense	—	—	—	—
Benefit for income taxes	—	—	—	—
Depreciation and amortization expense	1,356	1,005	5,604	2,548
Stock-based compensation	8,895	1,819	31,456	7,748
Change in fair value of assumed warrant liabilities	(1,778)	63,332	(30,136)	63,332
Offering cost associated with warrants	—	—	—	4,259

Adjusted EBITDA	$(13,341)	$(7,992)	$(48,680)	$(28,363)

Contacts

IonQ Media contact:

Tyler Ogoshi

press@ionq.com

IonQ Investor Contact:

investors@ionq.com

Source: IonQ, Inc.